Exhibit 99

Frontier Financial Corporation Announces Increased First Quarter 2004 Earnings

    EVERETT, Wash.--(BUSINESS WIRE)--April 20, 2004--Frontier Financial Corporation (Nasdaq:FTBK) today announced earnings for the first quarter ended March 31, 2004. Net income for the first quarter 2004 increased 4.9% to $10.1 million compared with net income of $9.7 million in 2003, primarily as a result of an increase in net interest income for 2004. On a diluted per share basis, first quarter net income for 2004 was $.54 per share compared with $.52 per share in 2003, an increase of 3.8%. Return on average assets and return on average equity were 1.93% and 18.21%, respectively, compared to 1.98% and 19.48%, respectively, for last year.
    Michael J. Clementz, President and CEO of Frontier Financial
Corporation, said, "We are encouraged with our continued momentum for the first quarter of 2004. Loans increased by $56.7 million for the first quarter of 2004, the third consecutive quarter of loan growth greater than $50.0 million. This compares to last year's first quarter decrease in total loans of $4.0 million. We continue to be on track to meet our goal of loan growth in the 8% to 11% range for the year."
    John Dickson, CEO of Frontier Bank added, "Our Seattle Office opened for business on February 2, 2004. As of March 31, 2004 it had a total of $27.0 million in deposits and $15.8 million in loans which has exceeded our goals and expectations. We are also pleased to announce the opening of a new Real Estate Office in Tacoma. The office opened Monday, April 12, 2004 with a seasoned Frontier Bank staff headed by Jerry Dean, Senior Vice President and Manager. We are very optimistic with the potential growth of this office due to the fast growing Pierce and Thurston County markets."

    Highlights

    For the first quarter 2004:

    -- First quarter earnings of $10.1 million, up 4.9% from the first quarter 2003 of $9.7 million.

    -- Fully diluted first quarter earnings per share increased 3.8% to $.54 from $.52.

    -- Efficiency ratio remains one of the industry's best at 43% for the first quarter.

    -- Return on average equity of 18.21% for the first quarter, compared to 19.48% for first quarter 2003.

    -- Return on average assets of 1.93% for the first quarter, compared to 1.98% for first quarter 2003.

    In addition, loan growth for the first quarter of the year was $56.7 million. Third and fourth quarter 2003 loan growth was $52.5 million and $52.4 million, respectively. During the first quarter, we originated $268.4 million in new loans, an increase of $78.6 million, or 41.6% over first quarter 2003.

    Asset Quality

    As of March 31, 2004 nonperforming assets were .50% of total assets, down from .80% a year ago, and down from .52% at December 31, 2003. Nonaccruing loans increased to $10.5 million at March 31, 2004, up from $8.8 million at March 31, 2003, however nonperforming assets decreased from $16.0 million at March 31, 2003 to $10.7 million at March 31, 2004. Significant improvement has been made with reducing other real estate owned from $7.3 million at March 31, 2003 to $222 thousand at March 31, 2004. "We continue to focus on improving credit quality. Progress continues to be made with nonperforming assets during the year and this ratio has improved 33% over March 31, 2003," said Lyle Ryan, President of Frontier Bank. Frontier's past due ratio was .81% of total loans at March 31, 2004.
    Subsequent to quarter end, a nonaccruing loan in the amount of $1.2 million was purchased by a third party at the foreclosure sale. Had this transaction taken place prior to quarter end, the total nonperforming assets would have been $9.5 million or .44% of total assets.
    During the first quarter, the Corporation provided $.5 million for loan losses as compared to $.85 million for the first quarter of 2003. The total allowance for loan losses stood at $30.1 million, or 1.65% of total loans outstanding compared to $28.9 million, or 1.75% of total loans outstanding for the same time period last year. Net loan charge offs amounted to a net recovery of $88 thousand and $116 thousand for March 31, 2004 and 2003, respectively.

    First Quarter 2004 Operating Results

    Operating Results

    Net interest income for the quarter was $24.8 million, an increase of $1.0 million, or 4.1%, compared to $23.8 million for the prior year first quarter. This increase was achieved primarily through a reduction in the cost of funds in 2004.
    Frontier's tax equivalent net interest margin decreased to 5.02% in 2004 compared to 5.23% in 2003 and down from 5.12% at December 31, 2003. The decrease in the net interest margin was due to existing loans refinanced and new loans booked at lower rates. In addition, the tax equivalent investment portfolio yield has decreased due to maturities/calls being reinvested at lower rates and the majority of our tax-exempt municipal bond portfolio being called on December 1, 2003. "Despite the drop in the net interest margin, it is still well above our peer average of 3.73% at December 31, 2003," stated
Dickson.
    Total noninterest income increased $126 thousand, up 4.1% to $3.2 million from $3.1 million, in 2003. Of this increase, service charge income increased $204 thousand, or 19.2%. The Trust Department's and Insurance and Financial Services Department's revenues were up $79 thousand and $145 thousand, respectively. Offsetting these increases was a decline in the revenue related to the origination and sale of mortgages with servicing released, which was $282 thousand in 2004, down from $642 thousand in 2003.
    Total noninterest expense increased $1.1 million to $12.2 million, up 9.5%, for the quarter ending March 31, 2004, compared with the same period last year. Salaries and employee benefits increased $.8 million. During the past year, the number of employees increased by 7.6%.

    Performance Ratios

    The annualized return on average assets for the year was 1.93% compared to 1.98% in 2003. The annualized return on average shareowners' equity was 18.21% in 2004 and 19.48% in 2003. Frontier's efficiency ratio for 2004 was 43% compared to 41% for the prior year, continuing to be one of the lowest efficiency ratios in the industry. This is well below that of the peer average of 55% as of December 31, 2003.

    Balance Sheet and Capital Management

    At March 31, 2004 Frontier's total assets were $2.15 billion, and deposits totaled $1.72 billion, an increase of 7.4% and 6.3% respectively, compared to the prior year. Net loans of $1.80 billion and investments of $175.9 million reflected an increase of 10.6% and 28.2% respectively.
    The capital of the Corporation at year-end was $228.5 million, up from $197.9 million a year ago, or an increase of 15.5%. Frontier began paying cash dividends to shareowners in 1999 and approved a stock repurchase plan in 2000. Since March 31, 2003 cash dividends of $13.2 million have been paid to shareowners and the Corporation purchased $.4 million of common stock in the open market, representing 15,000 shares. There have been no shares repurchased since April 2003. Average year-to-date diluted shares totaled 18,708,087 for 2004 versus 18,749,355 for 2003. Clementz stated, "The previously announced second quarter 2004 cash dividend of $.19 per share, representing our 18th consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, April 26, 2004."
    Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

    CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2003 Form 10-K.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands,
 except for          For the Three Months Ended
 number of       -------------------------------------  For the year
 shares and per                                             Ended
 share amounts)  March 31,   December 31,  March 31,       Dec 31,
                    2004          2003         2003          2003
                 ------------ ------------ ------------ ------------
Interest Income:
 Interest & fees
  on loans       $    31,376  $    31,254  $    32,048  $   126,555
 Interest & fees
  on investments       2,009        2,397        2,023        8,646
                  -----------  -----------  -----------  -----------
  Total Interest
   Income             33,385       33,651       34,071      135,201

Interest Expense:
 Interest on
  Deposits             6,442        6,639        8,273       29,907
 Interest on
  borrowed funds       2,115        2,058        1,956        7,922
                  -----------  -----------  -----------  -----------
  Total Interest
   Expense             8,557        8,697       10,229       37,829

   Net Interest
    Income            24,828       24,954       23,842       97,372

Provision for
 Loan Losses            (500)      (1,650)        (850)      (4,250)

Net Interest
 Income after
 Provision            24,328       23,304       22,992       93,122

Noninterest Income:
 Securities gains/
  (losses)                 -            -           91          190
 Service Charges       1,268        1,241        1,064        4,595
 Other noninterest
  income               1,912        1,783        1,899        7,972
                  -----------  -----------  -----------  -----------
  Total Noninterest
   Income              3,180        3,024        3,054       12,757

Noninterest Expense:
 Salaries & benefits   7,752        7,879        6,966       28,795
 Occupancy expense     1,834        1,571        1,616        6,255
 Other noninterest
  expenses             2,635        3,068        2,578       11,169
                  -----------  -----------  -----------  -----------
  Total Noninterest
   Expense            12,221       12,518       11,160       46,219

  Income Before
   Taxes              15,287       13,810       14,886       59,660
  Applicable
    Income Taxes      (5,150)      (4,489)      (5,225)     (20,053)
                  -----------  -----------  -----------  -----------

 NET INCOME/
 (Loss)          $    10,137  $     9,321  $     9,661  $    39,607
                  ===========  ===========  ===========  ===========

Basic average
 shares
 outstanding
 for the period   18,596,961   18,530,345   18,688,364   18,553,294

Basic earnings
 per share       $      0.55  $      0.50  $      0.52  $      2.13
                  ===========  ===========  ===========  ===========

Diluted shares    18,708,087   18,667,501   18,749,355   18,654,706
Diluted earnings
 per share       $      0.54  $      0.50  $      0.52  $      2.12
                  ===========  ===========  ===========  ===========

Efficiency ratio          43%          44%          41%          41%
 Return on average
  assets                1.93%        1.79%        1.98%        1.96%
Return on average
 equity                18.21%       17.15%       19.48%       19.23%
Net interest margin     4.99%        5.07%        5.18%        5.11%
Taxable equivalent
 effect on margin       0.03%        0.05%        0.05%        0.05%

(A)TE Net interest
   margin               5.02%        5.12%        5.23%        5.16%

(A) Tax equivalent is a non-GAAP performance measurement used by management in operating the business, which management believes provides investors with a more accurate picture of the net interest margin for comparative purposes. (more)


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

(In thousands, except for
 number of shares)                March 31,   December 31,  March 31,
                                    2004         2003         2003
                                ------------ ------------ ------------
ASSETS
  Cash & due from banks         $    72,548  $    74,552  $    70,167
  Securities:
        Available for Sale-Fair
         value                      163,812      175,726      106,605
        Held to maturity-
         amortized cost              12,087       12,189       30,552
                                 -----------  -----------  -----------
               Total securities     175,899      187,915      137,157
  Federal funds sold                 38,085            8       98,869
  Loans:
        Loans, net of unearned
         income                   1,828,418    1,771,716    1,654,635
        Less:  Allowance for
         losses                     (30,144)     (29,556)     (28,910)
                                 -----------  -----------  -----------
               Net loans          1,798,274    1,742,160    1,625,725

  Premises & equipment, net          29,529       28,756       26,531
  Other real estate owned               222        4,162        7,263
  Intangible assets                   6,476        6,476        6,476
  Bank owned life insurance          16,848       16,653       16,040
  Other assets                       14,282       14,711       15,752
                                 -----------  -----------  -----------
  Total Assets                  $ 2,152,163  $ 2,075,393  $ 2,003,980
                                 ===========  ===========  ===========
LIABILITIES
  Deposits:
        Noninterest bearing     $   280,801  $   271,389  $   241,180
        Interest bearing          1,439,105    1,395,628    1,377,454
                                 -----------  -----------  -----------
               Total deposits     1,719,906    1,667,017    1,618,634
  Federal funds purchased and
   securities sold under
   repurchase agreements              8,815       10,015       12,549
  Federal Home Loan Bank
   advances                         180,100      170,104      160,116
  Other liabilities                  14,850        8,851       14,819
                                 -----------  -----------  -----------
        Total Liabilities         1,923,671    1,855,987    1,806,118
SHAREOWNER'S EQUITY
  Common stock                      120,248      118,693      117,475
  Unrealized gains/(losses) on
   AFS securities, net of tax
   effect                             4,426        3,492        2,742
  Retained earnings                 103,818       97,221       77,645
                                 -----------  -----------  -----------
        Total Capital               228,492      219,406      197,862
                                 -----------  -----------  -----------
TOTAL LIABILITIES & EQUITY      $ 2,152,163  $ 2,075,393  $ 2,003,980
                                 ===========  ===========  ===========

Shares outstanding at end of
 period                          18,612,769   18,550,060   18,502,734

Book Value                      $     12.28  $     11.83  $     10.69
Tangible book value             $     11.93  $     11.48  $     10.34



    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson, 425-514-0700